UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material under § 240.14a-12

Mandiant, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following are internal question and answer communications made by Mandiant, Inc. in connection with its pending acquisition by Google LLC.

Mandiant FAQ – Deal Overview Questions General

1.	What was announced?

o	Mandiant has entered into an agreement to be acquired for $23.00 per share, in an all-cash transaction valued at approximately $5.4 billion, inclusive of Mandiant’s net cash.

2.	Why are we entering into an agreement to sell Mandiant to Google?

o	Having completed the FireEye divestiture and having made significant progress on our transformation, we were confident in our strategy, our team, and our path forward. However, once we received Google’s offer, and understood their shared vision of the future, we had an obligation to consider that offer, along with alternative opportunities. After careful consideration, we concluded that Google’s offer is in the best interest of our company, our stockholders and our customers.

o	This transaction reflects the value that we have created. It creates new opportunities for our customers, provides an exciting path for employees, and recognizes the tremendous commitment to excellence that has made Mandiant what it is today.

3.	What is the strategic rationale?

o	Today, organizations are facing cyber security challenges that have accelerated in frequency, severity, and diversity, creating a global security imperative. To address these risks, organizations need to be able to detect and respond to adversaries quickly; analyze and automate threat intelligence to scale threat detection across organizations; orchestrate and automate remediation; validate their protection against known threats; and visualize their IT environment in order to identify and simulate new threats. The cloud represents a new way to change the security paradigm by helping organizations address and protect themselves against entire classes of cyber threats, while also rapidly accelerating digital transformation.

o	For Google, the acquisition of Mandiant will complement Google Cloud’s existing strengths in security. Google Cloud offers customers a robust set of services including pioneering capabilities such as BeyondCorp Enterprise for Zero Trust and VirusTotal for malicious content and software vulnerabilities; Chronicle’s planet-scale security analytics and automation coupled with services such as Security Command Center to help organizations detect and protect themselves from cyber threats; as well as expertise from Google Cloud’s Cybersecurity Action Team.

o	For Mandiant, the acquisition enables us to accelerate the path we’ve been on to deliver our expertise and intelligence through our Mandiant Advantage SaaS platform. The scale and the investment capability for innovation that Google Cloud brings to the table will allow us to more rapidly achieve our vision to deliver expertise and intelligence at scale, and change the security industry.

o	With the addition of Mandiant, Google Cloud will be able to deliver an end-to-end security operations suite with even greater capabilities to support customers across their on-premises and cloud environments.

o	The combination of our companies will have a profound impact in securing the cloud, accelerating the adoption of cloud computing, and ultimately make the internet a safer place for all.

4.	I don’t think of Google as a security company. What is its vision/strategy in the areas of security?

○	In fact, security has been core to Google Cloud’s mission and product strategy. They are very much aligned with our own mission to relentlessly protect their customers from cyber attacks.

○	Google Cloud has made security the cornerstone of its commitment to customers and users around the world – building cloud-native security into the foundation of its technology to block malware, phishing attempts, and potential cyber attacks at scale. The Mandiant acquisition underscores Google Cloud’s commitment to advancing its security offerings to better protect and advise customers across their on-premise and cloud environments.

○	Mandiant’s products and services complement Google’s existing strengths in security, including a robust set of services with pioneering capabilities such as BeyondCorp Enterprise for Zero Trust and VirusTotal for malicious content and software vulnerabilities; Chronicle’s planet-scale security analytics and automation coupled with services such as Security Command Center to help organizations detect and protect themselves from cyber threats; as well as expertise from Google Cloud’s Cybersecurity Action Team.

○	This acquisition underscores their commitment to making the internet a safer place.

5.	Why is Mandiant a good fit for Google?

○	Mandiant’s products and services complement Google Cloud’s existing strengths in security, including a robust set of services with pioneering capabilities such as BeyondCorp Enterprise for Zero Trust and VirusTotal for malicious content and software vulnerabilities; Chronicle’s planet-scale security analytics and automation coupled with services such as Security Command Center to help organizations detect and protect themselves from cyber threats; as well as expertise from Google Cloud’s Cybersecurity Action Team.

○	Together with Mandiant, Google Cloud will be able to deliver an end-to-end security operations suite with even greater capabilities to support customers across their on-premises and cloud environments.

○	The combination of our companies will have a profound impact in securing the cloud, accelerating the adoption of cloud computing, and ultimately make the internet a safer place for all.

6.	How will Mandiant and its customers benefit from being part of Google?

○	For Mandiant, this acquisition enables us to accelerate the path we’ve been on to deliver our expertise and intelligence through our Mandiant Advantage SaaS platform. The scale and the investment capability for innovation that Google Cloud brings to the table will allow us to more rapidly achieve our vision to deliver expertise and intelligence at scale, and change the security industry.

○	Customers will benefit from a broader set of solutions for an end-to-end security operations suite with even greater capabilities to support both on-premises and cloud environments.

○	We will be able to accelerate the growth of our services business.

○	For employees, this transaction opens up an exciting new path to join one of the most innovative companies and one dealing with the most complex problems facing the world today, while helping realize Mandiant’s vision, mission, and purpose.

7.	Why does this transaction make sense now?

○	Having completed the FireEye divestiture and made significant progress on our transformation, we were confident in our strategy, our team, and our path forward. However, once we received Google’s offer and understood their shared vision of the future, we had an obligation to consider that offer, along with alternative opportunities. After careful consideration, we concluded that Google’s offer is in the best interest of our company, our employees, our stockholders and our customers.

○	This acquisition will enable us to accelerate the path we were on to deliver our expertise and intelligence through our Mandiant Advantage SaaS platform.

○	The scale and the investment capability for innovation that Google Cloud brings to the table will allow us to more rapidly achieve our vision to deliver expertise and intelligence at scale, and change the security industry.

8.	What are the terms of this transaction?

○	This is an all-cash transaction and is subject to standard covenants and closing conditions.

9.	Were there other bidders?

○	Once we received Google’s offer, we had an obligation to consider that offer, along with alternative opportunities. After careful consideration, we concluded that Google’s offer is in the best interest of our company, our shareholders and our customers.

10.	How did we arrive at the purchase price?

○	Mandiant negotiated for a purchase price that it believes best maximizes its value to its stockholders.

11.	When is the deal expected to close?

○	The acquisition of Mandiant is subject to customary closing conditions, including the receipt of Mandiant stockholder and regulatory approvals, and is expected to close later this year.

12.	What regulatory approvals are required?

○	The closing of this transaction is subject to customary closing conditions, including Mandiant stockholder approval and regulatory approvals.

13.	How will Mandiant be integrated into Google?

○	We’ll be able to offer more specifics soon. Keep in mind that Google Cloud has a strong track record of successfully integrating companies onto its platform. We will work closely with the Google team to help plan a smooth integration designed to set us on a path to continued success.

14.	What role will Kevin and the Mandiant Management team have within Google?

○	Mandiant’s CEO, Kevin Mandia, executive team and organization will join Google Cloud.

15.	Will Mandiant retain its brand?

○	Google intends to maintain the Mandiant brand and build on the reputation that we have built.

Mandiant EMPLOYEES FAQ – Tier 1 Questions:

1.	Will I have a position going forward?

o	We understand that this announcement raises a lot of questions for each of us personally and we will provide plenty of opportunities for you to have those questions answered. In the near-term, we must remain focused on our 2022 plans and priorities. Over the months ahead, Mandiant and Google Cloud will work together to develop and execute on a well thought through phased integration plan that will provide a clear path for our entire team.

2.	Will all Mandiant employees join Google?

o	We understand that this announcement raises a lot of questions for each of us personally and we will provide plenty of opportunities for you to have those questions answered. In the near-term, we must remain focused on our 2022 plans and priorities. Over the months ahead, Mandiant and Google Cloud will work together to develop and execute on a well thought through phased integration plan that will provide a clear path for our entire team.

3.	Where can I go if I have any HR questions?

o	As you do today, you should reach out to your manager and your HR Business Partner. We will launch an employee resource page to help address questions. In addition, you can post questions at any time to the Mandiant Forum employee questions portal.

4.	What do I tell customers? What do I tell partners?

What communications have been made or will be made?

Where can I get information on what I should / shouldn’t say?

o	Communicating with our customers and partners is critical during this time of change. It is also very important that we all speak with a consistent voice in these discussions. You can find information from the following:

▪	CEO email to customers
▪	CEO email to partners
▪	Template email you can send to customers (sent to All-Sales)
▪	Mandiant official press release
▪	Google official press release

o	All of these have been or soon will be posted to the Internal Communications Resource Page.

o	We believe our customers and partners will benefit from this acquisition. We have reached out to our entire customer and partner communities to help them understand how this will benefit them. We have also begun conversations with our top customers, and we will be following up to share more information and address any questions.

5.	What can I say if asked about this by a journalist?

o	If you are contacted by the media, please do not engage but instead refer them to our Media Relations team. Any comments on the acquisition will be addressed by the Media Relations Teams and Mandiant and Google executive spokespeople.

6.	Can I update my LinkedIn profile?

o	No, Mandiant employees cannot update LinkedIn profiles until after close.

7.	What can I say on social media?

o	Please DO NOT post on social channels regarding the announcement. Only authorized leaders at the company are permitted to discuss the transaction publicly, including on social media. You may share Mandiant social posts from our official channels (those owned by Mandiant and operated by our communication team), but please DO NOT add any commentary to official posts that you choose to share. You cannot engage beyond that, especially with third parties. This includes but is not limited to liking messages, responding to other users, or reposting content. It is important that we speak with one voice and that you do not make any comments, including in response to media or investor inquiries.

8.	What can I share with people from Google about Mandiant/my work before the close?

o	Before the deal closes, it is business as usual and we remain a public, standalone entity.

o	While Mandiant may work with Google Cloud prior to the close to plan for integration and operations following the date of the close, the companies are prohibited by law from operating as an integrated business until after the transaction closes.

o	Check with your manager, HR representative or legal department before sharing information about Mandiant or your work. Mandiant and Google Cloud will be collaborating on a well thought-through phased integration plan, and you will be advised when information needs to be shared.

9.	What can I communicate to my contacts about this transaction?

o	You can share the information we have shared publicly, but you may not add any commentary beyond that or discuss the transaction publicly, especially with third parties. Review the press releases issued by both Mandiant and Google today to see how we are sharing this news publicly.

10.	Will there be layoffs?

o	We understand that this announcement raises a lot of questions for each of us personally and we will provide plenty of opportunities for you to have those questions answered. In the near-term, we must remain focused on our 2022 plans and priorities, and no changes are anticipated. Over the months ahead, Mandiant and Google Cloud will work together to develop and execute on a well thought-through phased integration plan that will provide a clear path for our entire team.

11.	When will I know if my job will be eliminated?

o	We understand that this announcement raises a lot of questions for each of us personally and we will provide plenty of opportunities for you to have those questions answered. In the near-term, we must remain focused on our 2022 plans and priorities, and no changes are anticipated. Over the months ahead, Mandiant and Google Cloud will work together to develop and execute on a well thought-through phased integration plan that will provide a clear path for our entire team.

12.	If my role is eliminated, will I be considered for other roles within Google?

o	Anyone is welcome to apply for any open role at Google.

Mandiant FAQ – Customers

1.	Why is this transaction good for me or my organization?

o	Mandiant will continue to be the organization that you can trust to offer the most relevant expertise and intelligence your organization needs for its cybersecurity readiness. Our controls agnostic approach fits nicely with Google Cloud’s commitment to security. Google Cloud was a pioneer in offering multi-cloud technology, and their security operations suite will continue to provide a central point of intelligence, analysis and operations across on-premises environments, Google Cloud and other cloud providers. With the addition of Mandiant, Google Cloud will advance these offerings and will be able to offer a broader range of services to deliver an end-to-end security operations suite with even greater capabilities to support customers across both on-premises and cloud environments.

2.	How will this impact our service or product delivery?

o	Prior to close, this will have no impact on your service or product delivery. We will continue to develop and enrich our offerings according to our roadmaps. Post close, we expect Google Cloud’s scale and technological benefits will amplify, accelerate and improve our roadmaps which will result in even better service and product delivery to our customers.

3.	What should customers expect prior to the close?

o	You should expect no changes in how you conduct business with Mandiant prior to the close. We will of course keep you updated as the deal progresses, but it is business as usual. We will continue to deliver on our commitments to you as we have always done.

4.	Will there be any change in the way I obtain support prior to the close?

o	No, there are no changes to how you obtain support or interact with Mandiant in any way prior to the close.

5.	How do I obtain support after the close?

o	It is our intent for this to be as seamless as possible for our customers. Accordingly, we anticipate minimal changes in how you obtain support after the close and those changes will only occur if they improve your experience with Mandiant / Google Cloud.

Mandiant FAQ – Industry Partners

6.	How will this impact Mandiant’s strategic partnerships?

o	Google Cloud is deeply committed to supporting its partner ecosystem, and this acquisition will enable partners to offer broader solutions to customers. From a Cloud perspective, Google Cloud was a pioneer in offering multi-cloud technology, and their security operations suite will continue to provide a central point of intelligence, analysis and operations across on-premises environments, Google Cloud and other cloud providers. We expect this to open up even more opportunities for our strategic partners to serve our collective customers.

7.	How will this impact the Mandiant partnership with Microsoft?

o	As a pioneer in offering multi-cloud technology, Google Cloud’s security operations suite will continue to provide a central point of intelligence, analysis and operations across on-premises environments, Google Cloud and other cloud providers.

8.	How will this impact the Mandiant relationship with AWS?

o	As a pioneer in offering multi-cloud technology, Google Cloud’s security operations suite will continue to provide a central point of intelligence, analysis and operations across on-premises environments, Google Cloud and other cloud providers.

Mandiant FAQ – Channel Partners

9.	How will this impact Mandiant’s approach to the channel / channel partners?

o	Google Cloud is deeply committed to supporting its partner ecosystem, and this acquisition will enable partners to offer broader solutions to customers.

10.	Do I automatically become a Google partner?

o	No, both companies will maintain their existing partner programs between now and Close. The details of how the two programs will be combined post-close are still being worked out but you will remain a Mandiant partner until then. We will keep you updated as we work out any changes to the Mandiant partner program over time.

11.	Will I be able to continue to sell Mandiant products/services after the deal closes?

o	Yes. We value our partner ecosystem and fully intend to continue to collaborate on the sale of Mandiant products / services after the deal closes.

12.	Do partner contractual purchase price discounts change? If so, when?

o	There are no plans to change contractual purchase price discounts as a result of this transaction.

13.	Will there be a new Partner Program going forward?

o	We will work with Google Cloud to see if there are any improvements that can be made to our Partner Program going forward. If there are, we would notify our partners just as we do today in the normal course of business.

Additional Information and Where to Find It

Mandiant, Inc. (“Mandiant”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Mandiant (the “Transaction”). Mandiant plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction.

Enrique T. Salem, Kevin R. Mandia, Kimberly Alexy, Sara C. Andrews, Ronald E.F. Codd, Arthur W. Coviello, Jr., Adrian McDermott, Viral Patel, and Robert E. Switz, all of whom are members of Mandiant’s Board of Directors, and Frank E. Verdecanna, who is Mandiant’s Executive Vice President and Chief Financial Officer, are participants in Mandiant’s solicitation. Other than Mr. Mandia, none of such participants owns in excess of 1.0% of Mandiant’s common stock. Mr. Mandia may be deemed to own approximately 1.5% of Mandiant’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in Mandiant’s definitive proxy statement for its 2021 Annual Meeting of Stockholders (the “2021 Proxy Statement”), which was filed with the SEC on April 27, 2021. To the extent that holdings of Mandiant’s securities have changed since the amounts printed in the 2021 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Mandiant will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT MANDIANT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Mandiant with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Mandiant’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Mandiant with the SEC in connection with the Transaction will also be available, free of charge, at Mandiant’s investor relations website (https://investors.mandiant.com) or by contacting Mandiant’s Investor Relations at investor.relations@mandiant.com.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Mandiant’s Board of Directors in approving the Transaction; and expectations for Mandiant following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of Mandiant’s assumptions prove incorrect, Mandiant’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Mandiant’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; possible disruption related to the Transaction to Mandiant’s current plans and operations, including through the loss of customers and employees; and other risks and uncertainties detailed in the periodic reports that Mandiant files with the SEC, including Mandiant’s Annual Report on Form 10-K filed with the SEC on March 1, 2022, and Quarterly Reports on Form 10-Q filed with the SEC on April 30, 2021, August 9, 2021, and November 9, 2021, each of which may be obtained on the investor relations section of Mandiant’s website (https:// investors.mandiant.com). All forward-looking statements in this communication are based on information available to Mandiant as of the date of this communication, and Mandiant does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.